Exhibit 5

38525 Woodward Avenue, Suite 2000 Bloomfield Hills, mi 48304-5092 Telephone: (248) 433-7200 Facsimile: (248) 433-7274 http://www.dickinsonwright.com

June 24, 2011

Diversified Restaurant Holdings, Inc.
27860 Franklin Road
Southfield, Michigan  48034

Re:	Diversified Restaurant Holdings, Inc. -- Registration Statement on Form S-8 for Stock Incentive Plan of 2011 and Employee Stock Discount Purchase Plan

Ladies and Gentlemen:

We are acting as counsel for Diversified Restaurant Holdings, Inc., a Nevada corporation ("DFRH"), in connection with its registration, on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, (the “Securities Act”), of 750,000 shares of the Company’s common stock (the “Incentive Shares”) that may be issued under the Diversified Restaurant Holdings, Inc. Stock Incentive Plan of 2011 (the “ Incentive Plan”) and 250,000 shares of the Company’s common stock (the “Employee Purchase Plan Shares”) that may be issued under the Diversified Restaurant Holdings, Inc. Employee Stock Discount Purchase Plan (the “Employee Purchase Plan”).  The Incentive Plan and the Employee Purchase Plan are collectively referred to as the “Plans.”  The Incentive Shares and the Employee Purchase Plan Shares are collectively referred to as the “Plan Shares.” This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Act").

As counsel to DFRH and in connection with this opinion, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation of DFRH, (ii) the Bylaws of DFRH, (iii) records of actions of the stockholders and Board of Directors of DFRH, (iv) resolutions of the Board of Directors of DFRH relating to the adoption of the Plans, (v) the Registration Statement, and (vi) such other documents as we have deemed appropriate in connection with this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons signing or delivering a document, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, facsimile, conformed or photostatic copies, and the absence of any understandings, waivers, or amendments which would vary the terms of any document which we have reviewed. As to various questions of fact material to this opinion, we have relied upon oral or written statements and representations of officers or other representatives of DFRH and upon certificates or other documents of public officials. We have further assumed that this opinion will be used only in connection with the offer and sale of Plan Shares under the Plans while the Registration Statement remains in effect under the Act.

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Dickinson Wright PLLC
Diversified Restaurant Holdings, Inc.
June 24, 2011

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1.            The Incentive Shares have been duly authorized and, once the Registration Statement has become effective under the Act, when and to the extent Incentive Shares are duly issued, sold, and paid for in accordance with the terms of the Incentive Plan and Article II, Section 12 of the Bylaws of DFRH, such Incentive Shares will be legally issued, fully paid and non-assessable.

2.           The Employee Purchase Plan Shares have been duly authorized and, once the Registration Statement has become effective under the Act, when and to the extent Employee Purchase Plan Shares are duly issued, sold, and paid for in accordance with the terms of the Employee Purchase Plan and Article II, Section 12 of the Bylaws of DFRH, such Employee Purchase Plan Shares will be legally issued, fully paid and non-assessable.

Our opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity.

We have not reviewed for purposes of this opinion, and this opinion does not address: any ERISA laws, rules or regulations; any Federal or state securities or "blue sky" laws, rules or regulations; any Federal or state banking laws, rules or regulations, any laws relating to fiduciary duties; or any Federal, state or local taxation laws, rules or regulations.

This opinion is limited in all respects to matters arising under Chapter 78 (Private Corporations) of the Nevada Revised Statutes, and, to the extent addressed herein, the Federal law of the United States of America.

This opinion is limited to the matters set forth herein and no opinion is intended to be implied or may be inferred beyond those expressly stated herein. This opinion is predicated solely upon laws and regulations in existence as of the current date, and as they currently apply, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our Firm's name in Item 5, Interests of Named Experts and Counsel, of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ DICKINSON WRIGHT PLLC

SAG: JKL: MTR
ANNARBOR 39533-3 124777v3

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Bloomfield Hills     Ann Arbor    Lansing     Grand Rapids